PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(4)
TO PROSPECTUS DATED JULY 1, 1999                     REGISTRATION NO. 333-80611

                                [LSI LOGIC LOGO]

                                  $345,000,000

                              LSI LOGIC CORPORATION
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                           AND SHARES OF COMMON STOCK

         This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of LSI Logic Corporation and the shares of common stock, par value of $0.01 per share, of LSI Logic Corporation issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated July 1, 1999, and the prospectus supplements dated July 22, 1999, August 23, 1999, October 4, 1999, and November 9, 1999 which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.




                                                   PRINCIPAL AMOUNT
                                                     OF NOTES           PERCENTAGE OF    NUMBER OF SHARES      PERCENTAGE OF
                                                  BENEFICIALLY OWNED      NOTES          OF COMMON STOCK       COMMON STOCK
NAME                                               THAT MAY BE SOLD     OUTSTANDING     THAT MAY BE SOLD(1)   OUTSTANDING (2)
----                                              -----------------     ------------    -------------------   ---------------
Canyon Value Realization (Cayman) Ltd.             $  4,750,000            1.4%             151,501                   *

Delphi Financial Group, Inc.                          2,000,000             *                63,790                   *

Morgan Stanley Dean Witter                              251,000             *                 8,006                   *

Value Realization Fund, LP                            5,000,000            1.4%             159,474                   *

Value Realization Fund B, LP                           250,000             *                 7,974                    *

--------------------------------------
*Less than 1%

(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $31.353 per share; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 149,533,721 shares of common stock outstanding as of December 9, 1999, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

                                ----------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                     PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                                ----------------

           The date of this Prospectus Supplement is December 10, 1999.